BOARDWALK BANCORP, INC. ANNOUNCES SHAREHOLDER APPROVAL OF MERGER AGREEMENT WITH CAPE BANCORP
LINWOOD, NEW JERSEY—January 7, 2008—Boardwalk Bancorp, Inc. (NasdaqGM: BORD, “Boardwalk”) announced today that, at a special meeting of shareholders held on January 4, 2008, its shareholders approved the agreement and plan of reorganization under which Boardwalk would merge with and into Cape Bancorp, and Boardwalk Bank would merge with and into Cape Savings Bank. On January 4, 2008, the depositors of Cape Savings Bank also approved the plan of conversion of Cape Savings Bank from mutual to stock form of organization.
Cape Bancorp, Inc. has also announced that the community portion of its offering has been completed and that the syndicated community offering portion of the offering will commence on or about January 9, 2008. Cape Bancorp reported that it received orders in the subscription and community offerings for approximately $27.5 million of common stock, excluding shares to be purchased by Cape’s employee stock ownership plan.
Completion of the transaction is subject to a number of conditions, including the successful completion of Cape Bancorp’s initial public offering. Boardwalk and Cape presently expect that the offering and the merger will be completed in late January 2008.
About Boardwalk Bancorp
Boardwalk Bancorp is the parent company of Boardwalk Bank, a New Jersey state chartered commercial bank, headquartered in Linwood, New Jersey. Boardwalk Bank was organized in 1999 and subsequently formed Boardwalk Bancorp in 2006. Boardwalk Bancorp provides banking services to small and mid-sized businesses and professionals through its seven offices located in Cape May and Atlantic counties, New Jersey. At September 30, 2007, Boardwalk Bancorp had total assets of $445.3 million, total deposits of $311.2 million and shareholders’ equity of $49.9 million. Additional information about Boardwalk Bancorp is available on its website, www.boardwalkbank.com.
Forward Looking Statements
This news release contains certain forward looking statements. Forward looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward looking statements, by their nature, are subject to risks and uncertainties. A number of factors, including those identified in Boardwalk’s Form 10-K for the year ended December 21, 2006, the proxy statement-prospectus, dated November 13, 2007, distributed in connection with the special meeting of shareholders held on January 4, 2008, and Boardwalk’s other public filings, could cause actual conditions, events or results to differ significantly from those described in the forward looking statements. Forward looking statements speak only as of the date they are made. Boardwalk Bancorp, Inc. and Boardwalk Bank do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.
CONTACT: Michael D. Devlin
Chairman of the Board, President and Chief Executive Officer
609-601-0600
Boardwalk Bancorp, Inc.
201 Shore Road
Linwood, New Jersey 08221